Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Endeavour International Corporation:
We consent to the incorporation by reference in the registration statement on Form S-3 of Endeavour International Corporation of our reports dated March 8, 2006, with respect to the consolidated balance sheets of Endeavour International Corporation as of December 31, 2005 and 2004 and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Endeavour International Corporation and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Houston, Texas
March 8, 2006